May 9, 1996

Meris Laboratories, Inc.
2890 Zanker Road
San Jose, CA  95134
Attn:  William Neeley

         RE:  Silicon Valley Bank Loan

Dear Dr. Neeley:

         This letter is written in connection with that certain Amended and Restated Loan and Security Agreement between Silicon Valley Bank ("Bank") and Meris Laboratories, Inc. ("Borrower") dated April 21, 1995, and related loan documents (as amended from time to time, collectively, the "Loan Agreement").

         Section 6.8 of the Loan Agreement as amended requires Borrower to maintain on a monthly basis a minimum Quick Ratio of 0.75:1.00. Section 6.10 of the Loan Agreement as amended requires Borrower to maintain on a monthly basis a minimum Tangible Net Worth plus Subordinated Debt of $2,000,000. Section 6.11 of the Loan Agreement as amended requires that Borrower achieve quarterly profitability beginning with the quarter ended March 31, 1996. Section 6.13 of the Loan Agreement as amended requires Borrower to maintain on a monthly basis a ratio of total senior liabilities to annualized Earnings before Interest Taxes Depreciation and Amortization of 3.50:1.00. As of March 31, 1996, Borrower was in default of the Loan Agreement for non-compliance of all of the required financial covenants, and that default continues as of this date.

         Section 2.1 of the Loan Agreement limits funds to be advanced under the above referenced loan obligation ("Line of Credit") to the lesser of (i) $10,000,000.00, or (ii) 85% of eligible accounts receivable minus (iii) the face amount of all outstanding letters of credit (including drawn but unreimbursed letters of credit). Pursuant to that certain Borrowing Base Certificate submitted by Borrower and dated as of March 31, 1996, the total funds available under this formula totaled $6,804,020.00, as compared to the principal balance outstanding under the Line of Credit of $7,750,000.00, which sum exceeds the total available funds by $945,980.00 ("Overadvance"). Section 2.2 of the Loan Agreement requires Borrower to immediately repay in cash the amount of any Overadvance. To date, Borrower has failed to pay the amount of Overadvance to Bank.

         In addition, the Line of Credit matured on April 20, 1996 at which date all indebtedness owing under the Line of Credit became immediately due and payable. To date, amounts advanced under the Line of Credit have not been paid.

         In light of the above described Events of Default (as set forth above and as defined in the Loan Agreement), and with regard to those certain



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unsecured converable senior subordinated  debentures dated November 14, 1994 and
December 5, 1994 (collectively, the "Subordinated Debt"), Borrower is hereby prohibited from making any further payments of accrued interest or principal on account of the Subordinated Debt in accordance with the terms of section 7 of the agreements evidencing the Subordinated Debt.

         Subject to the immediate cessation of Subordinated Debt payments as outlined above and Borrower's continued compliance with all other terms and conditions of the Loan Agreement, Bank agrees to forbear from exercising its remedies under the Loan Agreement as amended until August 15, 1996, notwithstanding Borrower's existing Events of Default under the Loan Agreement as a result of Borrower's failure to comply with the covenants outlined above. By signing below, Borrower acknowledges that the Loan is currently in default and, as a result of such default, that Bank is entitled to exercise its remedies as provided in the Loan Agreement and applicable law. Nothing in this agreement in any way shall constitute Bank's waiver of Borrower's existing Events of Default under the Loan Agreement. Upon termination of the forbearance period described above, without any notice to Borrower, Bank may exercise any remedies available to Bank under the Loan Agreement and under applicable law.

         Borrower further understands and agrees that in modifying the Loan Agreement, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Loan Agreement. Except as expressly modified pursuant to this letter, the terms of the Loan Agreement remain unchanged and in full force and effect. Bank's agreement to modify the Loan Agreement in accordance with the provisions set forth in this letter shall in no way obligate Bank to make any future modifications to the Loan Agreement. Nothing in this letter shall constitute a satisfaction of the Borrower's indebtedness to Bank. The terms of this paragraph apply not only to this letter, but also to all subsequent loan modifications agreements.

Very Truly Yours,

SILICON VALLEY BANK

 /s/Mitzi R. Lazich
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Mitzi R. Lazich
Vice President


By executing below, the undersigned acknowledges and confirms the effectiveness of this letter to amend the Loan Agreement.

MERIS LABORATORIES, INC.

 /s/William Neeley
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By:  William Neeley
Its:  President
Dated:  6-4-96

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